INDEPENDENT AUDITORS' CONSENT


     We have issued our report dated January 15, 1999 accompanying the consolidated financial statements included in the 1998 Annual Report of National Penn Bancshares, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 1998. We hereby consent to the incorporation by reference of said report in the Registration Statements of National Penn Bancshares, Inc. on Form S-3 (File No. 333-04729, effective May 30, 1996; File No. 33-86094, effective November 7, 1994; File No. 33-47067 effective, April 29, 1992; and File No. 33-02567, effective January 8, 1986), and on Form S-8 (File No. 333-71391, effective January 29, 1999; File No 333-27101, File No. 333-27103, and File No. 333-27059,
effective May 14, 1997; File No. 33-91630, effective April 27, 1995; File No. 33-87654, effective December 22, 1994; File No. 33-15696, effective July 9,
1987).





                                              /s/ GRANT THORNTON LLP


Philadelphia, Pennsylvania
March 30, 1999